                                                                   EXHIBIT 10.23
                                    SUBLEASE

     This Sublease (this "Sublease"), dated as of April , 2001 between REUTERS C CORP. ("Sublessor"), having an address at 3 Times Square, New York, New York, and INSTINET GLOBAL HOLDINGS, INC. ("Subtenant"), having an address at 875 Third Avenue, New York, New York.

                              W I T N E S S E T H:

     WHEREAS, Sublessor entered into that certain Agreement of Lease, dated February 18, 1998, between 3 Times Square Associates, LLC ("Overlandlord"), as landlord, and Sublessor, as tenant, as amended by First Amendment of Lease, dated as of June 30, 1998, Second Amendment of Lease, dated as of July 1, 1998, Third Amendment of Lease, dated as of March 31, 2000, and Fourth Amendment of Lease, dated as of November 28, 2000 (the foregoing lease as so amended and as the same may hereafter from time to time be amended, modified, extended, renewed or supplemented, the "Overlease") for premises described in the Overlease and located in the building (the "Building") known as Three Times Square, New York, New York; and

     WHEREAS, Subtenant desires to sublease from Sublessor floors 6 though 14 in their entirety, a portion of the 24th floor, and certain other space as hereinafter set forth (the "Demised Premises") at the Building, as shown on Exhibit A annexed hereto and made a part hereof, and Sublessor desires to sublease the Demised Premises to Subtenant upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

     1. DEFINED TERMS. Each capitalized term not otherwise defined herein shall have the meaning ascribed to it in the Overlease.

     2.   DEMISE AND TERM.

     A. For and during the term established below, Sublessor leases to Subtenant the Demised Premises, consisting of 362,155 rentable square feet
("RSF of the Demised Premises") of space at the Building. The leasing of the Demised Premises by Subtenant shall include the right of Subtenant (a) to access the Building common areas in common with the other tenants in the Building and (b) to use all fixtures, improvements and betterments owned or leased by Overlandlord which, at any time during the term of this Sublease, are attached to or installed in the Demised Premises, all subject to such restrictions, rules, regulations, security arrangements and charges (if any) as are provided for in the Overlease.

     B. The term (subject to extension as provided herein, the "Term") of this Sublease shall commence on May 19, 2001 (the "Commencement Date") and expire on November 17, 2021 (the "Expiration Date"), unless sooner canceled or otherwise terminated as provided in this Sublease.

     C. Sublessor shall have a one time right to cancel this Sublease effective as of May 31, 2011 by giving written notice (the "Sublessor Cancellation Notice") to Subtenant by no later than May 1, 2008, time being of the essence as to the giving of such notice, which notice shall state that Sublessor unconditionally elects to cancel this Sublease effective as of May 31, 2011. In the event Sublessor fails to timely deliver a Sublessor Cancellation Notice in compliance herewith, and unless Subtenant has delivered the Subtenant Cancellation Notice (as hereinafter defined), this Sublease shall continue until the Expiration Date, unless otherwise terminated as provided in this Sublease. In the event Sublessor timely delivers a Sublessor Cancellation Notice in compliance herewith, the Expiration Date as defined herein shall for all purposes mean May 31, 2011.

     D. Subtenant shall have a one time right to cancel this Sublease effective as of May 31, 2011 by giving written notice (the "Subtenant Cancellation Notice") to Sublessor by no later than April 1, 2008, time being of the essence as to the giving of such notice, which notice shall state that Subtenant unconditionally elects to cancel this Sublease effective as of May 31, 2011. In the event Subtenant fails to timely deliver a Subtenant Cancellation Notice in compliance herewith, and unless Sublessor has delivered the Sublessor Cancellation Notice, this Sublease shall continue until the Expiration Date, unless otherwise terminated as provided in this Sublease. In the event Subtenant timely delivers a Subtenant Cancellation Notice in compliance herewith, the Expiration Date as defined herein shall for all purposes mean May 31, 2011.

     E. In the event that Sublessor cancels this Sublease pursuant to Article 2.C hereof, Sublessor shall pay to Subtenant, by no later than June 30, 2011, an amount (the "Sales Price") equal to twenty-five percent (25%) of the unamortized value (as of May 31, 2011) of the leasehold improvements (the "Remaining Lease-hold Improvements") which remain in the Demised Premises following Subtenant's vacation of the Demised Premises on May 31, 2011; provided, however, that solely for the purpose of calculating the Sales Price, Remaining Leasehold Improvements shall be deemed to exclude (i) all improvements made to the Demised Premises after Subtenant's initial occupancy of any part thereof, (ii) all computer equipment, cabinetry, racks and cabling, (iii) all improvements comprising the trading floor or operation, except to the extent Sublessor makes substantial use of such trading floor or operation after May 31, 2011, without making substantial additional improvements thereto and (iv) any other leasehold improvement which Sublessor, in its reasonable discretion, determines to be obsolete or unusable to Sublessor. Sublessor and Subtenant acknowledge that the Sales Price shall only be due and payable in connection with a cancellation of this Sublease pursuant to Section 2.C. hereof, and no such payment shall be required in connection with any other cancellation or termination hereof. Subtenant shall be required to pay all New York State and New York City transfer taxes and sales and compensating use taxes, if any, due in connection with the payment of the Sales Price.

     3.   REQUIRED PROVISIONS.

     A. The sale, pledge, transfer or other alienation of (a) a controlling interest of the issued and outstanding capital stock of Subtenant (if a corporation, unless such stock is publicly traded on any recognized security exchange or over-the-counter market) or (b) any controlling interest in Subtenant (if a partnership, limited liability company or joint venture), however accomplished, and whether in a single transaction or in a series of related or unrelated transactions, shall be deemed for the purposes of Section
11.03 of the Overlease to be an assignment of this Sublease which shall require the prior consent of Owner in each instance.

     B. Except as otherwise expressly set forth herein, any rights granted to Sublessor to assign its rights under the Overlease and any obligations of Sublessor related thereto, as set forth in Section 11.05A of the Overlease are hereby granted to and binding upon Subtenant.

     C. Except as otherwise expressly set forth herein, any rights granted to Sublessor to sublet or permit occupancy of the "Demised Premises" (as defined in the Overlease) and any obligations of Sublessor related thereto, as set forth in Subsection 11.05B of the Overlease are hereby granted to and binding upon Subtenant.

     D. Nothing contained in this Section 3 shall be deemed a consent by the Owner to any assignment or subletting by Subtenant and the terms of the Overlease shall govern the requirement to obtain Owner's consent with respect thereto.

     4.   Use. A.   Subtenant may use the Demised Premises as general and
administrative offices, uses incidental thereto and any other use expressly permitted by the Overlease, subject in any event to the provisions of the Overlease and this Sublease, and for no other purpose.

     B. Subtenant agrees and acknowledges that space identified on Exhibit C as shared space ("Shared Space") and facilities identified on Exhibit C as shared facilities ("Shared Facilities") are subject to use and enjoyment by both Sublessor and Subtenant as set forth on Exhibit C, and Subtenant's occupancy and use rights with respect thereto are not exclusive of Sublessor, except where Exhibit C indicates that a portion of the Shared Space is to be for Subtenant's exclusive usage (the "Subtenant's Exclusive Shared Space"). In addition to all other amounts payable hereunder by Subtenant, Subtenant shall pay to Sublessor in advance, commencing on the Rent Commencement Date and thereafter on the first day of each month during the Term, Subtenant's proportionate share (the "Shared Proportionate Share") of the "Fixed Rent" payable under Section 1.03 of the Overlease attributable to the Shared Space and Shared Facilities (the "Shared Space and Facilities Rent"), which proportionate share shall initially be as set forth on Exhibit C. Subtenant shall pay when billed therefor, as additional rent hereunder, its Shared Proportionate Share of the cost of the repair, maintenance and, in the case of fuel oil, replenishment (on a cost basis) of the Shared Space and Shared Facilities and all additional rent, including, without limitation, Tenant's Public Purpose Payments, Operating Expenses, Office Cleaning Costs, Deemed Rental under the Ground Lease, Capital Sum, Theater Surcharge and all other sums of money, payable to Sublessor to Overlandlord with respect thereto.

     C. Subtenant hereby agrees that Sublessor possesses the exclusive right to control, operate, alter and repair the Shared Space and Shared Facilities. Subtenant shall not have the right to make any alteration to the Shared Space or Shared Facilities without Sublessor's prior written consent, which consent may be granted or withheld at Sublessor's sole discretion. In the event Sublessor consents to an alteration requested by Subtenant, such alteration shall be performed by Sublessor at the sole cost and expense of Subtenant. Subtenant shall pay all costs and expenses incurred by Sublessor in connection with any such alteration within ten (10) days of Sublessor's request therefor. Sublessor shall have the right to modify the Shared Proportionate Share, from time to time, to reflect changes in the relative use by Sublessor and Subtenant of the Shared Space and Shared Facilities.

     D. Sublessor and Subtenant hereby agree to promptly establish a Joint Operations Committee (the "Committee") composed of two (2) representatives of Sublessor and two (2) representatives of Subtenant (each representative, a "Mem-ber"). Sublessor hereby designates Glenn Elliott and Subtenant hereby designates Frank Wallace as its initial representative on the Committee. Sublessor and Subtenant shall each designate one additional representative to serve on the Committee promptly following the execution hereof. Sublessor shall have the right to designate alternative representatives for the Committee provided that in no event shall Sublessor have the right to have more than two representatives on the Committee at any time. Subtenant shall have the right to designate alternative representatives for the Committee provided that in no event shall Subtenant have the right to have more than two representatives on the Committee at any time. To the extent any operational issue (each, an "Operational Issue") at the Building materially affects the operation or use by Subtenant, or the appearance, of the Demised Premises or the Shared Space and Shared Facilities, Subtenant shall have the right to submit any concerns with respect thereto to the Committee. The Committee shall review Subtenant's concerns and determine if a course of action, other than that being taken by Sublessor, is warranted. Committee determinations shall require the affirmative vote of three Members of the Committee and shall be binding upon Sublessor and Subtenant. In reviewing the Operational Issue the Committee shall take into account all special considerations which may be unique to Sublessor or Subtenant and shall not direct any action to be taken which would have a material adverse affect on either Sublessor or Subtenant. In the event the Committee determines that the Operational Issue requires a course of action, other than that being taken by Sublessor (a "Sublessor's Approach"), such action shall be taken by Sublessor (each, a "Required Action"). Together with each determination of a Required Action the Committee shall determine whether the Required Action is necessary because of special requirements or concerns of Subtenant, including, without limitation, levels of service or maintenance required by Subtenant in excess of that required by Sublessor. In the event the Required Action is determined to be required as a result of such special requirements or concerns of Subtenant, Subtenant shall reimburse Sublessor for the entire cost of such Required Action within thirty (30) days of Sublessor's demand therefor, which demand shall be delivered with reasonable details of the required expenditures. Absent such a determination, costs of any Required Action shall be borne on a proportionate basis as determined by the Committee. Subtenant shall reimburse Sublessor for such proportionate share within thirty (30) days of Sublessor's demand therefor, which demand shall be delivered with reasonable details of the required expenditures. In the event Subtenant or Sublessor disagrees with any determination of the Committee, each shall have the right, within thirty (30) days of such determination, to submit such Operational Issue to arbitration in accordance with Article 36 of the Overlease.

     5.   BASE RENT.

     A. Subtenant shall pay to Sublessor, without notice or demand, and without any right of offset or defense, in lawful money of the United States, at the address set forth above or at such other address as Sublessor may by notice designate, base rent (the "BASE RENT") as follows:

               (1) for the period commencing on the Rent Commencement Date and ending on May 31, 2011, all rent payable by Sublessor, under the Overlease attributable to the Demised Premises, including, without limitation, all "Fixed Rent" payable under Section 1.03 of the Overlease, in accordance with Exhibit A attached hereto and made part hereof; and

               (2) for the period commencing on June 1, 2011 and ending on the Expiration Date, an amount equal to the greater of (i) the Fair Market Rent (as hereinafter defined) for the Demised Premises, and (ii) all rent payable by Sublessor under the Overlease attributable to the Demised Premises, including, without limitation, all "Fixed Rent" payable under Section
                    1.03 of the Overlease.

As used herein the term "Fair Market Rent" shall mean the fair market value of the Demised Premises determined as if the Demised Premises were available in the then rental market for comparable first class market buildings in midtown Manhattan and assuming that Sublessor has had a reasonable time to locate a subtenant who rents with the knowledge of the uses to which the Demised Premises can be adapted, and that neither Sublessor nor the prospective tenant is under any compulsion to rent. The Fair Market Rent shall be determined by Sublessor on the basis of the highest and best use of the Demised Premises assuming that the Demised Premises are free and clear of all leases and tenancies (including this Sublease), and, at the election of Sublessor, that the Demised Premises are occupied by one (1) tenant or is subdivided and occupied by more than one (1) tenant, whether improved or unimproved, taking into account all then existing circumstances.

     B. For purposes of determining the Fair Market Rent, the procedures set forth on Exhibit E attached hereto and made a part hereof shall apply.

     C. Base Rent shall be payable in equal monthly installments in advance, commencing on the Rent Commencement Date and thereafter on the first day of each month during the Term, without counterclaim, setoff or deduction whatsoever. Payment of the Base Rent and any additional rent shall be by Subtenant's check or wire transfer of immediately available funds to the account identified to Subtenant from time to time by Sublessor in writing.

     D. In addition to the Base Rent, Subtenant shall pay to Sublessor, as additional rent hereunder, all additional rent payable by Sublessor under the Overlease attributable to the Demised Premises for the period from the Commencement Date (except as otherwise provided herein) through the Expiration Date including, without limitation:

          (i) commencing on the Rent Commencement Date, the Operating Expenses payable by Sublessor under the Overlease attributable to the Demised Premises;

          (ii) commencing on the Rent Commencement Date, the Tenant's Cleaning Share of Office Cleaning Costs payable by Sublessor under the Overlease attributable to the Demised Premises, if applicable;

          (iii) commencing on the Rent Commencement Date, the portion of Deemed Rental under the Ground Lease payable by Sublessor under the Overlease attributable to the Demised Premises provided, however, that the calculation of Subtenant's portion of the Deemed Rent under the Ground Lease shall be determined as if the Deemed Rent under the Ground Lease was not reduced or otherwise adjusted for any Site 3 ESAC Reimbursements contemplated by the fourth sentence of Section 23.06.A. of the Overlease and the term "payable" as used in this clause (iii) shall mean the amount which would have been payable absent any such reduction;

          (iv) commencing on the Rent Commencement Date, the Capital Sum payable by Sublessor under the Overlease attributable to the Demised Premises;

          (v) the Tenant's Public Purpose Payments attributable to work performed in the Demised Premises or otherwise constituting

              Subtenant's proportionate share (based on RSF of the Demised Premises) of the other Public Purpose Payments payable by Sublessor under the Overlease; provided, however, that Subtenant shall not be obligated to pay such proportionate share with respect to Tenant's Public Purpose Payments due with respect to improvements made which do not benefit the Demised Premises (all payments made, or deemed made, by Subtenant pursuant to this clause (v) are hereinafter referred to as "Subtenant's Public Purpose Payments");

     (vi) commencing on the Rent Commencement Date, Theatre Surcharge payable by Sublessor under the Overlease attributable to the Demised Premises; and

     (vii) all other sums of money attributable to the Demised Premises as shall be payable by Sublessor to Overlandlord under the Overlease, including but not limited to all charges for services (including excess water usage charges, overtime HVAC and freight elevator charges and annual chilled water fees) pursuant to the Overlease (the "Additional Charges"), it being the intent of the parties hereto to provide a direct pass-through to Subtenant of all costs, expenses and payments payable by Sublessor under the Overlease attributable to the Demised Premises.

     Subtenant's share of Operating Expenses, Tenant's Cleaning Share of Office Cleaning Costs (if applicable), Deemed Rental under the Ground Lease, Capital Sum, Tenant's Public Purpose Payments, Theater Surcharge and Additional Charges (collectively, the "Additional Rental") attributable to the Demised Premises shall be payable in the same manner as provided in Article 4 of the Overlease and shall be based on Overlandlord's statements, including estimates, rendered to Sublessor with respect to such items, copies of which shall be delivered to subtenant within ten (10) days of Sublessor's receipt thereof. To the extent that any amounts paid by Subtenant on account of any of such items are based on estimates provided by Overlandlord and exceed the amount actually due and payable by Subtenant hereunder, such overpayment shall, in accordance with the procedure by which overpayment of such an item is treated under the Overlease, be either refunded to Subtenant or credited against the amounts next coming due from Subtenant for the applicable item pursuant to this Section 5B; provided, however, that if such overpayment shall have been credited to Subtenant and is not fully reimbursed by such credit prior to the expiration of the term of this Sublease, then, promptly following the expiration or earlier termination of the term of this Sublease, Sublessor shall, to the extent such amounts are received from Overlandlord, reimburse Subtenant for the remaining balance of such overpayment less any amounts Subtenant may owe to Sublessor upon the expiration of the term of this Sublease. To the extent that any estimated amounts so paid by Subtenant are less than the amount actually due and payable hereunder by Subtenant, Subtenant shall within ten days after demand therefor pay the difference to Sublessor. If any refund or credit results from an audit, challenge or other proceeding instituted by Sublessor, Sublessor shall be entitled to first deduct from any such refund or credit Sublessor's actual expenses incurred in connection with obtaining such refund or credit and Subtenant shall be entitled to its proportionate share of the net refund or credit. Subtenant's payments under this Section 5B for any partial lease year shall be prorated on a per diem basis. Subtenant shall be bound by any audit of such charges performed by or at the request of Sublessor under the Overlease. Subtenant hereby acknowledges that it shall not have any right to audit any of the books of, or statements delivered by, Overlandlord in connection with this Sublease and any acceptance of such statements, or settlements with respect thereto by Sublessor shall be conclusive and binding upon Subtenant; provided, however, that Sublessor shall not have the right to enter into settlements which disproportionately allocate charges to the Demised Premises; provided further, however, that upon Subtenant's request, Sublessor shall discuss the results of any such audit and Sublessor's strategy for negotiating the same with Subtenant prior to entering into any negotiations with Owner with respect thereto. The provisions of this
Section 5B shall survive the Expiration Date or sooner termination of this Sublease.

     E. As to any additional charges under the Overlease which are attributable to the Demised Premises, such as, for example and without limitation, charges under the Overlease for services furnished pursuant to the Overlease to, or for repair of damage to, the Demised Premises, Subtenant shall pay to Sublessor, as additional rent under this Sublease, within ten (10) Business Days after receipt by Subtenant of the relevant statement (except that when payment is due under the Overlease before ten (10) Business Days have passed following Subtenant's receipt of the relevant statement, Subtenant shall make such payment to Sublessor two (2) days prior to the date such payment is due under the Overlease), an amount equal to its proportionate share of all such charges. Sublessor shall provide Subtenant with copies of statements received from Overlandlord evidencing such additional charges.

     F. If Subtenant shall fail to pay any installment of Base Rent or any additional rent when due and such failure shall continue for a period of three
(3)

Business Days after same shall have become due and payable, such unpaid amount shall bear interest at the Prime Rate, from the due date until paid.

     G. The term "rent" or "rents" as used in this Sublease shall mean the Base Rent and all additional rent payable under this Sublease.

     6.   PUBLIC PURPOSE PAYMENTS.

     A. To the extent Sublessor is entitled to receive, and receives, payments from Overlandlord pursuant to Section 3.07.B.(iii)(a) of the Overlease, Subtenant shall be entitled to receive from Sublessor an amount equal to the lesser of (i) Subtenant's Public Purpose Payments made in connection with the initial construction and fit-out of the Demised Premises prior to occupancy thereof by Subtenant, and (ii) fifty percent (50%) of Tenant's Priority Share (the "Subtenant Share Cap"); provided, however, in the event the Tenant's Public Purpose Payments which do not comprise Subtenant's Public Purpose Payments (the "Sublessor's Public Purpose Payments") made by Sublessor are less than fifty percent (50%) of Tenant's Priority Share (such difference the "Sublessor Deficiency"), the Subtenant Share Cap shall be increased by such Sublessor Deficiency.

     B. As used herein, the term "Sublessor Balance" shall mean the positive difference, if any, between (i) the total of Sublessor's Public Purpose Payments relating to the initial construction and fit-out of the Building, and
(ii) fifty percent of Tenant's Priority Share. As used herein, the term "Subtenant Balance" shall mean the positive difference, if any, between (i) the total of Subtenant's Public Purpose Payments relating to the initial construction and fit-out of the Demised Premises, and (ii) fifty percent of Tenant's Priority Share.

     C. To the extent Sublessor is entitled to receive, and receives, payments from Overlandlord pursuant to Section 3.07.B.(iii)(c) the source of payment for which are Tenant's Public Purpose Payments relating to the initial construction and fit-out of the Building prior to the occupancy thereof by Sublessor and Subtenant (the total of such payments are hereinafter referred to as the "Additional Reimbursements"), Subtenant shall be entitled to receive from Sublessor an amount equal the product of the Additional Reimbursements and a fraction, the numerator of which is the Subtenant Balance and the denominator of which is the sum of (i) the Sublessor Balance, and (ii) the Subtenant Balance.

     D. In the event Subtenant is not required to pay Subtenant's Public Purpose Payments because Overlandlord applies its ESAC's receivables as an offset against Public Purpose Payments pursuant to Section 3.07.B(vi) of the Overlease (the "Overlandlord Election"), Subtenant shall pay to Sublessor within ten days after each demand therefor, an amount equal to the difference between (i) the amount of Subtenant's Public Purpose Payments that Subtenant would have been obligated to pay but for Overlandlord's election, and (ii) the amount which Subtenant would have been entitled to receive under Section 6A and Section 6C hereof. Sublessor's calculation of all amounts relating to Tenant's Public Purpose Payments, Sublessor's Public Purpose Payments, Subtenant's Public Purpose Payments and the right to receive and make payments hereunder and under the Overlease shall be binding and conclusive upon Sublessor and Subtenant absent manifest error.

     E. Except as expressly set forth herein, Subtenant shall have no right to receive any payments from Overlandlord or Sublessor with respect to Tenant's Public Purpose Payments or Sublessor's Public Purpose Payments.

     7. SUBLEASE SUBJECT TO OVERLEASE.

     A. This Sublease is subject and subordinate to all of the terms, covenants and conditions of the Overlease and to the matters to which the Overlease is or shall be subordinate. A description of the Overlease is annexed hereto and made a part hereof as Exhibit B. Subtenant shall not do, or permit to be done, anything that would constitute a breach or violation of any term, covenant or condition of the Overlease or the Building Rules promulgated thereunder or other default under the Overlease on the part of Sublessor, as tenant thereunder. Notwithstanding anything to the contrary contained in this Sublease, Subtenant does not have any rights in respect of the Demised Premises greater than Sublessor's rights under the Overlease.

     B. If for any reason the term of the Overlease shall end prior to the Expiration Date of this Sublease, then, at the opinion of the Overlandlord, either this Sublease shall terminate or Subtenant shall make full and complete attornment to Overlandlord for the balance of this Sublease. Sublessor shall deliver a copy of any default notice or other termination notice to Subtenant within five (5) Business Days of Sublessor's receipt thereof. Sublessor shall request from Overlandlord that Overlandlord obtain from each present or future mortgagee and lessor under the Underlying Documents described on Schedule C to the Overlease a Subordination, Non-Disturbance and Attornment Agreement for the benefit of Subtenant; provided, however, that Sublessor makes no representation or warranty that such agreement may be obtained. Sublessor and Subtenant promptly shall furnish each other with a copy of any notice which either party receives under any non-disturbance agreement in connection with the Demised Premises.

     C. To the extent that Sublessor has an obligation under the Overlease to provide information, materials, documents or otherwise to cooperate with Overlandlord in connection with Overlandlord's obtaining financing of the Building, such obligations shall be obligations of Subtenant with respect to Subtenant, its affiliates and the Demised Premises.

     8. INCORPORATION BY REFERENCE. All of the terms, covenants and conditions contained in the Overlease are incorporated by reference into this Sublease, except where inconsistent with or modified by the terms of this Sublease, and are also subject, without limitation, to the following specific exceptions and/or modifications:

     A. The following portions of the Overlease are not incorporated into this Sublease but shall continue in full force and effect in the Overlease:

          (i) Sections 1.01, 1.02 (exclusive of Section 1.02.C.), 1.03.A. and .B., 1.06.D. (to the extent of a right to remeasure; provided, however, that Sublessor shall allocate to Subtenant Subtenant's proportionate share of the adjustments made under clauses (i) through (iv) of such Section), 1.06.E. and .F. (provided that Sublessor shall deliver to Subtenant copies of any instruments contemplated thereunder), 1.07, 1.08 and Clause (i) of 2.01;

          (ii)  Clauses (iii)-(viii) of Section 3.07.B.;

          (iii) Section 3.10; provided, however, that Sublessor shall be obligated to pay to Subtenant, as and when Sublessor receives the same from Overlandlord, the portion of Owner's Work Contribution attributable to the Demised Premises, as determined by Sublessor in its reasonable discretion;

          (iv) Section 6.07 (provided that if the relevant Legal Requirement affects only the Demised Premises Sublessor shall exercise its rights under such Section at the request of Subtenant at Subtenant's sole cost and expense;

          (v)  Sections 19.07 and 19.08;

          (vi)  The fourth sentence of Section 23.06.A.;

          (vii)  Section 29.10 and Section 29.12; and

          (viii)  Articles 27, 28, 38, 39, 40, 41, 42, 43, 44, 45, 46, 47, 48,
     49 and 50.

          In addition to the foregoing, and notwithstanding anything to the contrary contained herein or in the Overlease: (i) Subtenant's rights to services, such as chilled water, shall be limited to Subtenant's pro rata share of such services, and (ii) Subtenant's usage of the messenger center and shaft space shall be governed by Section 4.B herein.

     B. Wherever used in the Overlease, the words "Landlord" and "Tenant", or words of similar import, shall be construed to mean, respectively, "Sublessor" and "Subtenant"; provided, however, that the word "Landlord" in the Overlease shall be construed to mean both "Sublessor" and "Overlandlord" in those Sections of the Overlease providing for indemnification by Tenant and insurance coverage required by Tenant; the word "Landlord" in the Overlease shall be construed to mean only Overlandlord in those Section of the Overlease providing for Landlord's services, Building construction, repairs and restoration, removal of Building violations, operation of the Building, Landlord's insurance and the like; the word "Lease", or words of similar import, shall be construed to mean the "Sublease"; the words "fixed or base rent," or words of similar import, shall be construed to mean the Base Rent; the words "additional charges" or words of similar import shall be construed to mean additional rent; the word "rent", or words of similar import, shall be construed to mean rent payable under this Sublease; the word "Demised Premises" or "Premises" shall be construed to mean the Demised Premises as defined in this Sublease; the words "Tenant's Property" shall be construed to mean "Subtenant's Property;" the words "term" or "Initial Term", "Commencement Date" or "Possession Date", and "Expiration Date", or words of similar import, shall be construed to mean, respectively, the Term and the dates set for the beginning and the end of the term of this Sublease as provided in this Sublease; and the words "Rent Commencement Date" shall be construed to mean the Rent Commencement Date as defined in this Sublease.

     C. To the extent possible, the provisions of the Overlease incorporated by reference into this Sublease shall be construed as consistent with and complementary to the other provisions of this Sublease, but in the event of any inconsistency, the provisions of this Sublease shall control.

     D. If Overlandlord shall default in the performance of any of its obligations to Sublessor with respect to the Demised Premises, Subtenant shall notify Sublessor in writing of the nature of the default in question and request that

Sublessor enforce its rights against Overlandlord, but Sublessor shall have no obligation to bring any action or proceeding or to take any steps to enforce Sublessor's rights against Overlandlord. If, after written notice from Subtenant, Sublessor shall fail or refuse to take appropriate action for the enforcement of Sublessor's rights against Overlandlord with respect to the Demised Premises within a reasonable time considering the nature of Overlandlord's default, Subtenant shall have the right, at Subtenant's sole cost and expense, to assert Sublessor's rights against Overlandlord, but only if Subtenant (1) shall not then be in default under this Sublease, (2) shall give notice to Sublessor before asserting any such rights against Overlandlord and
(3) shall defend, indemnify and hold Sublessor harmless from and against any and all claims, actions, liabilities, losses, damages, costs and expenses (including, but not limited to, reasonable attorneys' fees and disbursements) which Sublessor may incur by reason of such assertion of rights by Subtenant against Overlandlord. In connection with clause (3) of this subsection D, Subtenant shall provide the required defense by counsel reasonably acceptable to Sublessor and Sublessor shall not seek reimbursement from Subtenant for separate counsel to Sublessor unless there is a conflict of interest or Subtenant is not prosecuting the case to Sublessor's reasonable satisfaction. If in connection with Subtenant asserting Sublessor's rights as permitted hereunder, any action brought by Subtenant against Overlandlord is barred by reason of lack of privity, Subtenant may take such action in Sublessor's name, and Sublessor shall execute all documents in connection therewith provided the same is without cost or expense to Sublessor and Subtenant shall fulfill and comply with the conditions set forth in clauses (1), (2), and (3) of this subsection D.

     E. In order to facilitate the coordination of the provisions of this Sublease with those of the Overlease, unless otherwise stated herein, the time periods contained in provisions of the Overlease that are incorporated by reference into this Sublease and for which the same action must be or has been taken under the Overlease (such as, for example and without limitation, the time limit for the curing of a default under this Sublease that is also a default under the Overlease), are changed for the purpose of incorporation by reference by shortening or lengthening that period in each instance by three (3) Business Days so that in each instance, Subtenant shall have that much less time to observe or perform hereunder than Sublessor has as the tenant under the Overlease and Sublessor shall have that much more time to observe, perform, consent, approve, or otherwise act hereunder than the Overlandlord has under the Overlease. Notwithstanding anything contained in this subsection to the contrary, if the time period enumerated in the Overlease is three (3) Business Days or less, the time for observance or performance hereunder shall be reduced by one (1) Business Day.

     F. Whenever the approval or consent of Overlandlord is required under any provision of the Overlease or this Sublease, Subtenant shall be required to obtain the written approval or consent of Sublessor and Sublessor shall endeavor to obtain like approval or consent of Overlandlord. Whenever Sublessor has agreed that a required approval or consent shall not be unreasonably withheld or delayed (whether in this Sublease or pursuant to any provision of the Overlease incorporated herein) it shall be deemed reasonable for Sublessor to withhold or delay its approval or consent if Overlandlord shall have delayed or refused to give any approval or consent which may be requested of it related to the same matter. Sublessor shall have no liability for any failure or refusal on the part of the Overlandlord to grant any such consent.

     9. PERFORMANCE BY OVERLANDLORD. Subtenant will look solely to Overlandlord for performance of the services and obligations specified in the Overlease to be provided or performed by Overlandlord thereunder, including, without limitation, heat, ventilating and air conditioning, utilities, repairs, restoration, alterations, reimbursement, cleaning, elevator service, hot and cold water and light bulb replacement. If Overlandlord shall default or delay in the performance or observance of any of its agreements or obligations under the Overlease (including, but not limited to, any obligation for the payment of money or to perform or furnish any work, services or utilities at or to the Demised Premises or the Building), Sublessor shall have no obligation, liability or responsibility therefor to Subtenant and Sublessor shall be excused from the performance or observance of the corresponding obligation, if any, which may be owed by Sublessor to Subtenant under this Sublease. Any condition resulting from such default or delay by Overlandlord shall not constitute an eviction, actual or constructive, of Subtenant. No such default or delay shall excuse Subtenant from the performance or observance of any of its obligations to be performed or observed under this Sublease or shall entitle Subtenant to terminate this Sublease or to any reduction in or abatement of the rent or other charges provided for in this Sublease. In furtherance of the foregoing, Subtenant does, to the extent permitted by law, and except for the willful misconduct or gross negligence of Sublessor, hereby waive any cause of action and any right to bring an action against Sublessor by reason of any act or omission of Overlandlord under the Overlease.

     10.  CONDITION OF DEMISED PREMISES.

          Subtenant is leasing and accepts the Demised Premises "AS IS", reasonable wear and tear, natural deterioration, and casualty damage expected. Without limiting the generality of the foregoing, Sublessor shall have no obligation to make, supply or perform any alterations, services, material, fixtures, equipment, or decorations to the Demised Premises. In entering into this Sublease, Subtenant has relied solely on such investigations, examinations, and inspections as Subtenant has chosen to make and Subtenant acknowledges that Sublessor has afforded Subtenant the opportunity for full and complete investigations, examinations, and inspections.

     11. FIRE OR CASUALTY. A. If the Demised Premises or the Building (in such a manner that materially interferes with Subtenant's use of the Demised Premises or reasonable access thereto) shall be damaged, in whole or in part, by fire or other casualty or condemned or taken in any manner for any public or quasi-public use, the annual Base Rent paid under this Sublease shall be reduced, in the same proportion, if any, and for the same period, in which the annual fixed rent payable for the Demised Premises shall be reduced under the Overlease (i.e., by way of example, if 50% of the annual fixed rent payable by Sublessor under the Overlease for a particular floor included in the Demised Premises is abated, then Subtenant shall be entitled to a 50% abatement in the annual Base Rent hereunder allocable to that floor). Sublessor shall not be responsible for restoration nor for any inconvenience or annoyance to Subtenant or injury to Subtenant's business resulting in any way from such damage or the repair or restoration or for such condemnation. This Sublease will continue in full force and effect, subject to the foregoing provisions and subject to Sublessor's rights and the rights of Overlandlord to terminate the Overlease.

          B. In the event that a casualty occurs to a portion of the Demised Premises which, if such portion were not the subject of this Sublease, would give rise to a right of Sublessor under the Overlease to terminate the Overlease as to that portion as an Earlier Termination Floor under Section 9.05.F(ii) of the Overlease or as a Damaged Floor under Section 9.08 of the Overlease, Subtenant shall have the right under this Sublease to terminate this Sublease as to that portion of the Demised Premises by delivering to Sublessor written notice of its election to effect such partial termination, effective as of the last day on which Sublessor may effectively terminate the Overlease as to such portion under such Section. Any such notice shall be effective only if delivered to Sublessor within a time period which allows Sublessor no fewer than ten days to deliver due and timely notice to Overlandlord under the applicable Section of the Overlease of Sublessor's election to terminate the Overlease as to such portion of the Demised Premises. In the event that Subtenant timely delivers such notice otherwise in accordance with this Section 10.B., this Sublease shall terminate as to such portion as of the date specified in such notice and the further provisions of Section 9.08 of the Overlease shall be applicable to this Sublease and to Subtenant and Sublessor hereunder, mutatis mutandis.

          C. Anything contained in this Section 10 to the contrary notwithstanding, in the event that a casualty occurs to the "Demised Premises" (as defined in the Overlease) giving rise to a right of Sublessor to terminate the Overlease, Sublessor shall have the right to exercise such right in its sole discretion. Sublessor shall, within five (5) Business Days of its receipt of a notice of termination from Overlandlord, deliver a copy of the same to Subtenant. Sublessor shall have no liability to Subtenant, or anyone claiming through Subtenant, for exercising any such option to terminate the Overlease.

          D. In the event that a casualty or other damage occurs to any material portion of the Demised Premises, Subtenant shall deliver prompt written notice thereof to Sublessor.

     12. ASSIGNMENT AND SUBLETTING.

     A. Subtenant shall not, without the prior written consent of Sublessor (which shall not be unreasonably withheld or delayed), assign, sell, mortgage, pledge, or in any manner transfer this Sublease or any interest therein, or permit any of the foregoing to occur involuntarily, by operation of law, or otherwise, or sublet the Demised Premises or any part or parts thereof, grant any concession or license, or otherwise permit occupancy of all or any part of the Demised Premises by any person other than Subtenant. Those provisions of
Article 8 of the Overlease which relate to Overlandlord's consent requirements and Overlandlord's rights and obligations in connection with any subletting or assignment are specifically incorporated herein and acknowledged by Subtenant.

     B. Notwithstanding anything contained herein to the contrary, provided that Subtenant is not then in default under this Sublease, except as set forth in Section 12E hereof, Subtenant may without the consent of Sublessor or Overlandlord and without Sublessor's right to recapture as hereinafter provided, sublet the Demised Premises or assign this Sublease to the extent that Sublessor would have the right to sublet the "Demised Premises" (as defined in the Overlease) or assign the Overlease under Section 11.05.A. or 11.05.B. of the Overlease, as applicable, provided that Subtenant fulfills the conditions and complies with the provisions of such Sections of the Overlease as incorporated in this Sublease by Sections 3.D. and 3.E.

     C. Notwithstanding anything contained herein to the contrary, except for sublettings and assignments permitted without the consent of Sublessor as provided in Section 11.B. hereof, if Subtenant desires to assign this Lease or sublet the Demised Premises it shall request Sublessor's consent in a written notice ("Subten-ant's Request Notice"), which shall contain all of the material terms relating to such assignment or subletting and Sublessor shall have the right (the "Recapture Right") to recapture the portion of the Demised Premises Subtenant wishes to sublet or assign by either terminating this Sublease or subleasing back the Demised Premises from Subtenant (such sublease, the "Recapture Sublease") at the lower of (i) the proposed sublet rental as set forth in Subtenant's Request Notice or (ii) the rent provided for in this Sublease. Sublessor shall exercise the Recapture Right by giving notice (the "Recapture Notice") to Subtenant within thirty (30) days after receipt by Sublessor of Subtenant's Request Notice. The effective date of the termination or the Recapture Sublease shall be the date set forth in Subtenant's Request Notice as the effective date of the proposed sublease or assignment. The Recapture Sublease shall be in a form reasonably acceptable to Subtenant and Sublessor and shall expressly (i) give Sublessor the absolute right, without Subtenant's permission, to assign the Recapture Sublease and to further sublet all or any part of the Demised Premises and to make any and all changes, alterations and improvements therein and (ii) negate any intention that the estate created under the Recapture Sublease be merged with any other estate held by either Subtenant or Sublessor. Performance by Sublessor, or any assignee or subtenant of Sublessor, under the Recapture Sublease shall be deemed performance by Subtenant of any similar obligation under this Sublease and Subtenant shall not be liable for any default under this Sublease or deemed to be in default hereunder if such default is occasioned by or arises from any act or omission of Sublessor, or any assignee or subtenant of Sublessor, or is occasioned by or arises from any act or omission of any occupant of the Demised Premises.

     D. The consent by Sublessor to any assignment, subletting or other transfer of the Lease or the Demised Premises shall not constitute the consent of Overlandlord thereto, and shall not be construed to relieve Subtenant from obtaining the consent of Sublessor and Overlandlord to any other or further assignment, subletting or transfer to the extent required by this Sublease or the Overlease. No assignment, subletting (except for a Recapture Sublease to the extent provided in Section 11C hereof) or other transfer shall release Subtenant from the full performance of the obligations under this Sublease.

     E. Subtenant shall not have the right to enter into any sublease (i) which demises only a portion of the premises leased by Subtenant on any floor of the Building, unless the excluded portion of the premises comprises Shared Space, or
(ii) which demises or allows the use of any Shared Space.

     F. Subtenant shall not be required to share with Sublessor any profits which Subtenant realizes in connection with any assignment or subletting permitted hereunder; provided however, that Subtenant shall be obligated to pay to Sublessor all, or the portion, of such profits which shall be payable to Overlandlord pursuant to the Overlease. Subtenant acknowledges that in calculating such profits the provisions of Section 11.03 of the Overlease shall apply and accordingly, the space being sublet by Subtenant may be deemed to be another part of the Demised Premises for determining Overlandlord's right to receive all or any portion of such profits.

     13.  SUBLESSOR'S RIGHT TO RECAPTURE.

          In the event that Subtenant ceases to meet the definition of an "affiliate" of Sublessor's (as such term is defined in Section 11.05.A. of the Overlease), Sublessor shall have the right to terminate this Sublease with respect to that amount of rentable square footage required for Sublessor to be deemed under the Overlease to lease at least four hundred thousand (400,000) square feet. The area of the Demised Premises to be terminated (the "Area") shall be reasonably determined by Subtenant, who hereby agrees that the Area shall be contiguous and easily accessed by Sublessor.

     14.  INSURANCE.

          Upon thirty (30) days' notice, Subtenant shall pay to Sublessor, Subtenant's pro rata share (based on a fraction, the numerator of which is the RSF of the Demised Premises and the denominator of which is the total square footage leased by Sublessor under the Overlease) of all of Sublessor's costs to procure and maintain all insurance required by the terms of the Overlease.

          If at any time Sublessor ceases to own at least fifty-one percent (51%) of Subtenant within thirty (30) days thereafter, Subtenant shall procure and maintain all insurance necessary for Subtenant to comply with the insurance requirements imposed upon Sublessor as "Tenant" under Article 19 of the Overlease as incorporated herein. Such insurance shall name Sublessor as an additional insured, in addition to the other entities which are required to be named as additional insureds pursuant to the Overlease. Subtenant shall furnish Sublessor and Overlandlord with certificates evidencing such insurance prior to the expiration of such thirty (30) day period.

     15.  ALTERATIONS.

     A. Subtenant shall not make any Alterations at the Demised Premises, except in accordance with the provisions of the Overlease incorporated herein by reference in Section 7 hereof. In addition to such provisions, the following shall apply to any Alterations proposed to be performed by Subtenant:

          (i) Sublessor's consent shall be deemed given if Overlandlord consents to the Alteration in question; provided, however, that Sublessor shall have the right to withhold consent to an Alteration to which Overlandlord has otherwise consented if, in Sublessor's reasonable opinion, such Alteration may adversely affect the risers serving Sublessor's space or the building systems or other infrastructure serving Sublessor's space;

          (ii) Subtenant shall not make any alterations which affect the structural integrity of the Demised Premises, require slab penetration, affect electrical systems or require plumbing installation or work to be performed within Proximity (as hereinafter defined) of any space set forth on Exhibit D (each a "Specialty Location") without obtaining the prior written consent of Sublessor, which consent Sublessor shall have the right to grant or withhold in Sublessor's sole discretion. As used herein the term "Proximity" shall mean all space located on the floor above (from slab to slab) any Specialty Location to the extent such space is either directly above, or within ten feet of any space which is directly above, a Specialty Location. For example, if a Specialty Location is comprised of one square foot of area on the tenth floor of the Building, Proximity shall mean that same square foot on the eleventh floor, together with all space on the eleventh floor which is within ten feet of such square foot on the eleventh floor, from the floor slab to the ceiling slab of the eleventh floor.

          (iii) Subtenant shall deliver to Sublessor all plans, drawings, instruments, documents, certificates and other items required to be delivered to Overlandlord under the Overlease, and Sublessor shall prosecute the approval procedures with Overlandlord on Subtenant's behalf with the degree of attention and diligence Sublessor would exercise if doing the same on its own account, including without limitation invoking, at Subtenant's request, the consent dispute resolution mechanisms provided in the Overlease;

          (iv) Sublessor shall have the right to approve, in its reasonable discretion, Subtenant's contractors and other providers of labor for the proposed Alteration in the event such proposed Alteration may affect the risers serving Sublessor's space or otherwise affect building systems or other infrastructure serving Sublessor's space;

     B. Except as provided to the contrary in the Overlease, all Alterations installed in the Demised Premises at any time, either by Subtenant or by Sublessor or Overlandlord on Subtenant's behalf, shall be the property of Subtenant during the term of this Sublease and, upon expiration of earlier termination of the term of this Sublease, shall become the property of Sublessor and shall remain upon and be surrendered with the Demised Premises unless the terms of any consent Sublessor shall have given to Subtenant in connection therewith shall expressly have required their removal or their removal is required pursuant to the Overlease, in which event the same shall be removed from the Demised Premises by Subtenant, at Subtenant's sole cost and expense, at or prior to the expiration of the Term of this Sublease. Upon removal of any item as may be permitted or required hereunder, Subtenant shall immediately, and at its sole cost and expense, repair any damage to the Demised Premises or the Building due to such removal. All property permitted or required to be removed by Subtenant at the end of the Term remaining in the Demised Premises shall be deemed abandoned and may, at the election of Sublessor, either be retained as Sublessor's property or be removed from the Demised Premises by Sublessor at Subtenant's expense. Except as provided to the contrary in the Overlease, all furniture, furnishings, trade fixtures and other items of movable personal property shall be the property of Subtenant and nothing contained herein shall be construed as prohibiting Subtenant from removing same from the Demised Premises.

     16.  SIGNAGE.

     A. Sublessor hereby grants Subtenant the right to utilize a proportionate share (as reasonably determined by Sublessor) of the Revenue Generating Signage and Non-Revenue Generating Signage (the "Signage") granted to Sublessor pursuant to the Overlease, from time to time. Subtenant shall be entitled to one-half (50%) of the revenue derived from the commercial exploitation thereof, as such commercial exploitation is permitted in Section 42.01.H(ii) of the Overlease; provided, however, that the determination as to whether to commercially exploit such signage shall be made by Sublessor in Sublessor's sole and absolute discretion. Subtenant's right to utilize the Signage is subject to the reasonable rules, regulations, requirements and limitations of Sublessor. Sublessor shall exercise exclusive control over the installation, operation, maintenance, repair, exploitation and alteration of the Signage (including the operation of any Signage control room). Subtenant shall be obligated to pay Sublessor an amount equal to Subtenant's proportionate share of the costs and expenses incurred by Sublessor in connection with the signage (including all payments Sublessor is required to make to Overlandlord in connection with retaining all rights to the signage) within ten (10) days of Sublessor's request therefor. Subtenant shall lose its right to utilize the Signage and share in any revenue derived therefrom from and after the date Subtenant occupies less than fifty thousand (50,000) rentable square feet of space in the Building.

     B. Subtenant shall not, and hereby expressly acknowledges that Subtenant shall not, have any right or interest in or to any rights of first offer or rights to Building Top Signage granted to Sublessor pursuant to Article 42 of the Overlease.

     17.  Electricity, Cleaning Service.

     A. Commencing on the Commencement Date or such later date on which Sublessor first becomes liable for payments on account of electricity at the Demised Premises either to Overlandlord under the Overlease or to the utility provider if Sublessor has obtained direct metering, Subtenant shall pay to Sublessor each month an amount equal to the cost for all electricity and energy provided to, and/or consumed within, the Demised Premises. Such amount shall be based upon the demand and consumption of electricity at the Demised Premises as shown on a meter or submeter to be installed by Sublessor or Overlandlord on each floor of the Demised Premises fully occupied by Subtenant, which amount shall be computed and paid in accordance with the provisions of the Overlease. In the event any portion of the Demised Premises is not separately metered for any reason, Subtenant shall reimburse Sublessor for all costs incurred by Sublessor with respect to the electricity and energy furnished to such portions of the Demised Premises, which costs shall be reasonably determined by Sublessor. It is the intent of Sublessor and Subtenant that Subtenant pay all costs of electricity furnished to the Demised Premises without any cost or profit being incurred or made by Sublessor with respect thereto.

     B. In the event Sublessor elects to contract directly for cleaning service, Subtenant may elect to (i) contract directly for cleaning service in accordance with Article 29.03.I. of the Overlease with respect to the Demised Premises, whereby Subtenant shall assume all the rights and obligations of "Tenant" thereunder with respect to the Demised Premises, or (ii) request that the Demised Premises be cleaned by Sublessor's cleaning service and be included in Sublessor's cleaning contract. Subtenant shall pay as additional rent to Sublessor, within ten (10) Business Days after receiving a statement therefor, its proportionate share, as reasonably determined by Sublessor, of all costs incurred under such contract.

     18.  REPRESENTATIONS AND WARRANTIES.

     A. Subtenant hereby represents and warrants to Sublessor that the person signing this Sublease on behalf of Subtenant has the full right and authority to execute this Sublease on behalf of Subtenant, and that this Sublease constitutes a valid and binding obligation of Subtenant enforceable against Subtenant in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law). Sublessor hereby represents and warrants to Subtenant that the person signing this Sublease on behalf of Sublessor has the full right and authority to execute this Sublease on behalf of Sublessor, and that this Sublease constitutes a valid and binding obligation of Sublessor enforceable against Sublessor in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

     B. Sublessor hereby represents and warrants that (i) Sublessor is the holder of the interest of the tenant under the Overlease; (ii) the Overlease is in full force and effect and, to the best of Sublessor's knowledge, Overlandlord is not in default thereunder; and (iii) Sublessor, to the best of its knowledge, is not in material default, and has received no written notice that it is in default, under the Overlease.

     19. SUBTENANT'S AND SUBLESSOR'S ADDITIONAL COVENANTS. Subtenant also covenants as follows:

     A. Subtenant hereby assumes and agrees to perform and comply with all of the terms, covenants and conditions of the Overlease on the part of the tenant thereunder to be performed and observed as they relate to the Demised Premises, other than as expressly set forth in this Sublease.

     B. Subtenant will not do or cause to be done or suffer or permit any act or thing to be done or suffered which would or might constitute a default under the Overlease or cause the Overlease or the rights of Sublessor, as tenant thereunder, to be terminated or which would or might cause Sublessor to become liable for any damages, costs, claims or penalties or would or might increase the fixed rent, additional rent or other charges or obligations of Sublessor, as tenant under the

Overlease, or would or might adversely affect or reduce any of Sublessor's rights or benefits under the Overlease.

     C. Subtenant shall defend, indemnify and hold Sublessor and any guarantor of Sublessor's obligations as tenant under the Overlease harmless from and against any and all claims, actions, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) arising from the use or occupancy by Subtenant of the Demised Premises or the Building or from any work or thing done or any condition created by or any other act or omission of Subtenant or its employees, agents, contractors, visitors or licensees, in or about the Demised Premises or an other part of the Building, or from any breach of its obligations under this Sublease. The provisions of this subsection C shall survive the expiration or earlier termination of this Sublease.

     D. Sublessor and Subtenant each promptly shall furnish to the other copies of any notices of default given by Overlandlord to Sublessor or Subtenant, as the case may be.

     20. REMEDIES. If Subtenant defaults in the performance of any of the terms, covenants or conditions of this Sublease or the Overlease beyond any applicable notice and cure period, Sublessor shall be entitled to exercise any and all of the rights and remedies to which it is entitled at law or in equity, and also any and all of the rights and remedies specifically provided for in the Overlease with the same force and effect as if herein specifically set forth in full, and wherever in the Overlease rights and remedies are given to Overlandlord, the same shall be deemed to refer to Sublessor.

     21. BROKER. Sublessor and Subtenant each represent and warrant to the other that it dealt with no broker in connection with this Sublease. Subtenant hereby agrees to indemnify and hold Sublessor harmless from and against any and all claims for commission, fee or other compensation and all liabilities, suits, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) arising out of any breach of the above representation and warranty. Sublessor hereby agrees to indemnify and hold Subtenant harmless from and against any and all claims for commission, fee or other compensation and all liabilities, suits, costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) arising out of any breach of the above representation and warranty. Sublessor shall have no liability for any brokerage commissions arising out of a further sublease, assignment or other transfer by Subtenant. The provisions of this Article shall survive the expiration or sooner termination of this Sublease.

     22. NOTICES. All notices, requests, approvals, waivers, consents, deliveries, payments or other communications ("Notices") that either party is required or desires to send to the other in connection with this Sublease shall be in writing, duly executed by the party sending the notice, and sent by (i) hand delivery, against a signed receipt, (ii) certified or registered mail, return receipt requested, or (iii) a nationally recognized overnight courier service providing a signed receipt of delivery, addressed as follows: (a) if to Subtenant, (1) prior to the date on which Subtenant takes occupancy for the conduct of its business (the "Subtenant's Occupancy Date"), to Subtenant's address set forth at the beginning of this Sublease and (2) from and after the Subtenant's Occupancy Date, to its address at the Demised Premises, or to such other address as Subtenant shall then have designated for that purpose by notice to Sublessor, and (b) if to Sublessor, to Sublessor's address set forth at the beginning of this Sublease or to such other address as Sublessor shall then have designated for that purpose by notice to Subtenant. Notices shall be deemed delivered when received or, if delivery is made and refused, when such delivery is made. In connection with any action or proceeding brought by Sublessor against Subtenant under this Sublease, Sublessor shall serve Subtenant with a copy of the summons, complaint or other appropriate papers at the Demised Premises.

     23. QUIET ENJOYMENT. Provided that Subtenant is not in default hereunder, Subtenant may peaceably and quietly enjoy the Demised Premises, subject to the Overlease and all matters to which the Overlease is subject and the terms and conditions of this Sublease.

     24. SECURITY DEPOSIT. Subtenant hereby covenants and agrees to pay Sublessor an amount equal to Subtenant's proportionate share (as reasonably determined by Sublessor) of the cost of procuring the Letter of Credit deposited with Overlandlord (or the holder of Overlandlord's Mortgage) at the time of the execution and delivery of the Overlease, which amount shall be payable on the execution and delivery hereof. In addition thereto, on the commencement of each lease year commencing on May 19, 2001, Subtenant shall pay Sublessor an amount equal to the product of (i) the product of (1) One Hundred and Twenty Million Dollars ($120,000,000) and (2) a fraction, the numerator of which is the RSF of the Demised Premises and the denominator of which is the total square footage leased by Sublessor pursuant to the Overlease and (ii) fifty basis points (.5%) during each year of the Term, provided however, that Subtenant shall not be obligated to pay such amount for any full lease year for which it has posted the New Letter of Credit (as hereinafter defined). If at any time Sublessor ceases to own at least fifty-one percent (51%) of Subtenant ("Control Cessation"), Subtenant shall, within thirty (30) days' of such Control Cessation deliver to Sublessor an unconditional, irrevocable and transferable letter of credit in form and substance acceptable to Sublessor (the "New Letter of Credit"), issued by and drawn on a bank satisfactory to Sublessor and which is a member of the New York Clearing House for the account of Sublessor, for a term expiring on July 31, 2011, in an amount equal to the product of (i) One Hundred and Twenty Million Dollars ($120,000,000) and (ii) a fraction, the numerator of which is the RSF of the Demised Premises and the denominator of which is the total square footage lease by Sublessor pursuant to the Overlease. If Subtenant defaults in respect of any of the terms, provisions and conditions of this Sublease, Sublessor may present the New Letter of Credit for payment and apply or retain the whole or any part of the proceeds thereof, to the extent required for the payment of any rent or for any sum which Sublessor may expend or be required to expend by reason of Subtenant's default. If Sublessor applies or retains any part of the proceeds of the New Letter of Credit, Subtenant, upon demand, shall deposit with Sublessor the amount so applied or retained so that Sublessor shall have the full deposit on hand at all times during the Term. If Subtenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Sublease, the New Letter of Credit shall be returned to Subtenant after the Expiration Date and after delivery of possession of the entire Demised Premises to Sublessor.

     25. TERMINATION OF OVERLEASE. Subject to the provisions of Section 6B hereof, in the event of and upon the termination or cancellation of the Overlease pursuant to any of the provisions thereof, whether or not the Commencement Date of this Sublease shall have occurred, this Sublease shall automatically expire and terminate and shall be of no further force and effect, and Subtenant shall have no claim against Sublessor of any kind whatsoever. Sublessor shall, within five (5) Business Days of its receipt of a notice of termination from Overlandlord, deliver a copy of the same to Subtenant.

     26. RIGHTS TO EXPANSION SPACE. In the event (i) Sublessor is offered the right to lease additional space in the Building pursuant to an option contained in the Overlease, (ii) Sublessor elects not to lease any such additional space for its own use, and (iii) the Overlease would permit Sublessor to lease such space for occupancy by Subtenant, Sublessor shall notify Subtenant in writing (an "Expansion Notice") of the availability of such space and the terms applicable to the leasing thereof to the extent known by Sublessor, and the date by which Owner must be notified of Sublessor's election. Subtenant shall have until the date which is five (5) days prior to the date upon which Sublessor must notify Owner of its decision to elect to lease such space. In the event Subtenant notifies Sublessor that it elects to lease such space, Sublessor shall take such steps as are necessary to lease such additional space from Owner on behalf of Subtenant. Upon the leasing of any such additional space pursuant to Subtenant's direction, this Sublease shall automatically be deemed amended to include such space; provided that (x) Subtenant shall be responsible for all costs and expenses, including, without limitation, all rent and additional rent due with respect of such additional space, (y) the term of this Sublease with respect to such additional space only shall be coterminous with the lease of such additional space, and (z) all terms and provisions of the Overlease applicable to such additional space shall be deemed incorporated such that Subtenant shall have all of the obligations pertaining thereto. Sublessor shall not be liable to Subtenant in any respect for Owner's failure to lease such additional space to Sublessor or for any other failure by Owner with respect to such additional space.

     27. NO RIGHT TO RENEWAL OPTIONS. Notwithstanding anything to the contrary contained in this Sublease, the term of this Sublease shall not be extended for any reason including, without limitation, Sublessor's election to extend the term of the Overlease pursuant to Article 41 thereof or otherwise.

     28. SURRENDER. Upon the expiration or other termination of this Sublease, Subtenant shall quit and surrender the Demised Premises, broom clean, in good order and condition, ordinary wear and tear and damage by fire or other casualty excepted, vacant and free of all of its property and otherwise in accordance with the terms and conditions of this Sublease and the Overlease. Subtenant's obligations under the provision shall survive the expiration or earlier termination of this Sublease.

     29. NO WAIVER. The failure of either party to insist upon the strict performance or observance of any obligation of the other party under this Sublease or to exercise any right or other remedy under or with respect to this Sublease shall not be construed as a waiver or relinquishment for the future of that obligation, right or other remedy of either party. Sublessor's receipt and acceptance of any rent, or acceptance of performance by Sublessor of any obligation, with knowledge of Subtenant's breach or default under this Sublease, shall not be construed as a waiver of that breach or default. No waiver by either party of any provision of this Sublease shall be deemed to have been made unless specifically expressed in a writing signed by the waiving party.

     30. NO ORAL CHANGE. This Sublease cannot be changed orally or in any manner other than by a written agreement executed by both parties.

     31. SUCCESSORS AND ASSIGNS. Except as may be otherwise specifically provided in this Sublease, the provisions of this Sublease shall extend to, bind and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and permitted assigns. In the event of any assignment or transfer of Sublessor's interest in the Overlease, Sublessor shall be released and discharged from all covenants, conditions and agreements of Sublessor under this Sublease arising from and after the effective date of such assignment or transfer; provided, however, that such covenants, conditions and agreements arising from and after the effective date of such assignment or transfer shall be deemed to be assumed by and to be binding upon such assignee or transferor.

     32.  INTERPRETATION.

     A. This Sublease shall be governed by and construed in accordance with the laws of the State of New York.

     B. If any provision of this Sublease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Sublease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the fullest extent permitted by law.

     C. The captions, headings and titles contained in this Sublease, if any, are solely for convenience of reference and shall not affect its interpretation.

     D. This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease to be drafted.

     33. EXECUTION AND DELIVERY. The submission to Subtenant of this Sublease shall not constitute an option or offer for the subleasing of the Demised Premises, and the execution and/or delivery of this Sublease by Subtenant shall have no binding force or effect on Sublessor unless and until Sublessor and Subtenant shall have (i) executed this Sublease, and (ii) delivered a fully-executed counterpart to each other.

     34. COUNTERPARTS. This Sublease may be executed in one or more counterparts, each of which shall constitute an original hereof and all of which, taken together, shall constitute one and the same instrument.

     IN WITNESS WHEREOF, Sublessor and Subtenant have executed and delivered this Sublease as of the date first above written.

SUBLESSOR:                              REUTERS C CORP.

                                        By:
                                           --------------------------------
                                           Name:
                                           Title:





SUBTENANT:                              INSTINET GLOBAL HOLDINGS, INC.

                                        By:
                                           --------------------------------
                                           Name:
                                           Title: